Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASE
     This Settlement Agreement and Release (this “Agreement”), by and between Jones Soda Co. (“Jones Soda”) and Peter M. van Stolk (“PVS”), is made effective as of the date that this Agreement is executed by the last party to execute it.
RECITALS
A. PVS is a former employee of Jones Soda and a member of Jones Soda’s Board of Directors (the “Board”). Jones Soda and PVS are parties to a Separation Agreement and Release that was entered into by and between Jones Soda (signature dated February 13, 2008) and PVS (signature dated February 5, 2008) (the “Separation Agreement”). The Separation Agreement obligates Jones Soda to pay severance pay to PVS, contingent on PVS’s compliance with certain post-employment obligations.
B. The parties have a dispute regarding their obligations under the Separation Agreement. PVS asserts that he has a right to payment of unpaid and future severance payments pursuant to the Separation Agreement.
C. The parties now desire to resolve any claims that PVS has or may have against Jones Soda (including its directors, officers, employees, agents, attorneys, successors and assigns).
     NOW THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENTS
     1. Each and every provision of the Separation Agreement shall remain in full force and effect except as expressly modified in this Agreement.
     2. Jones Soda will pay to PVS in one lump sum the amount of $150,000, less required withholdings and deductions, which will be reported on an IRS Form W-2. No further payment by Jones Soda will be required pursuant to the Separation Agreement. Jones Soda will also pay to PVS’s counsel, Timothy Leyh of Danielson Harrigan Leyh & Tollefson LLP in one lump sum the amount of $9,500, representing reasonable actual attorneys’ fees, which shall be reported on an IRS Form 1099. Such payments shall be made within five (5) business days of the effective date of this Agreement. PVS agrees that he is solely responsible for all tax obligations arising out of such payments.
     3. PVS hereby resigns as a member of the Board of Directors of Jones Soda, effective as of the effective date of this Agreement.

     4. The Separation Agreement is amended as follows, effective as of the effective date of this Agreement:
     4(a). The second sentence of Paragraph 1 of the Separation Agreement (from “Thereafter PVS” through “federal law”) is deleted in its entirety. In the third sentence of Paragraph 1 of the Separation Agreement, “as a member of the Board of Directors and” is deleted. In the same sentence, the phrase”, except as otherwise set forth herein,” is added immediately following “acknowledges that.” In the same sentence, “those capacities” is deleted and replaced with “that capacity.”
     4(b). Paragraph 2 of the Separation Agreement is deleted in its entirety.
     4(c). Paragraphs 11 and 12.1 of the Separation Agreement are deleted in their entirety.
     4(d). Notwithstanding anything in Paragraph 12 of the Separation Agreement, to the extent that PVS has any continuing non-competition obligations under the EA (as defined in the Separation Agreement), Jones Soda agrees that such obligations will no longer be in force after the effective date of this Agreement.
     4(e). Paragraph 14 of the Separation Agreement is deleted in its entirety and the following substituted therefore:
In the event that PVS is contacted by any of Jones Soda’s employees or independent contractors; Jones Soda’s investors, shareholders or lenders; Jones Soda’s current or prospective customers; Jones Soda’s distributors or vendors; any other parties with whom Jones Soda does business; analysts or other securities industry professionals; or any news media, then, prior to communicating with any of the foregoing persons or entities regarding Jones Soda, PVS shall advise such person or entity that he is no longer an officer or director of Jones Soda and that he is therefore no longer authorized to speak on behalf of Jones Soda in any capacity.
     5. No later than five (5) business days after PVS executes this Agreement, PVS shall deliver to Jones Soda all books, records, lists, brochures, documents (and any other Jones Soda property or Confidential Information as defined in the Separation Agreement) belonging to Jones Soda, or developed in connection with the business of Jones Soda.
     6. PVS hereby releases Jones Soda and its affiliates, successors, and past and present officers, directors, agents, employees and subsidiaries from all claims (other than claims for the payments provided for under this Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which he may have or could claim to have against Jones Soda, except any claim pursuant to the Company’s Bylaws or statute for indemnification and/ or defense for any third party claim asserted against PVS arising out of his service as an officer and/or director of the Company. This release is intended to be all encompassing, and without limitation covers all matters relating to the Separation Agreement. This release includes, but is not limited to, claims of discrimination; claims under state or federal law governing the payment of wages; claims under any express or implied contract, including, without limitation, under the Separation Agreement; claims based on tort law; and any other claim of whatever kind or nature. This release applies to all claims which arose up through the date of PVS’s execution of this Agreement. This release is supplemental to, and does not modify in any way, Paragraph 6 of the Separation Agreement. Jones Soda hereby releases PVS from all claims, causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which Jones Soda may have or could claim to have against PVS, to the fullest extent of the Company’s ownership of such claims. Jones Soda represents that it has not assigned or purported to assign to any person or entity any claim released pursuant to this Agreement.
     7. PVS represents as follows:
     7(a). He has not filed any complaints, charges or lawsuits against Jones Soda or any of its affiliates, subsidiaries, successors, past and present officers, directors, agents or employees with any governmental agency or any court, and he will not do so at any time hereafter. He has not assigned or purported to assign to any person or entity any claim released pursuant to this Agreement.
     7(b). He has not, as of the date of his execution of this Agreement, breached any of his noncompetition obligations as set forth in Paragraph 12.1 of the Separation Agreement.
     7(c). In entering into this Agreement, he does not rely and has not relied upon any representation or statement made by Jones Soda or any of its employees or agents concerning this Agreement. He has had adequate time to review the contents of this Agreement, has read, considered, and fully understands this Agreement and all its terms, has consulted with his attorney concerning the terms and conditions of this Agreement, including without limitation the release set forth in this Agreement, and enters into this Agreement knowingly and voluntarily.
     7(d). PVS has reviewed and approves of the form of 8-K filing attached hereto as Exhibit A and agrees that Jones Soda may file it with the SEC at any time after both parties have executed this Agreement.
     8. This Agreement shall not in any way be construed as an admission by Jones Soda or PVS that it or he has acted wrongfully or breached any contractual or other obligation with respect to PVS, Jones Soda, or Jones Soda’s directors, offices, agents, employees, or any other person.

     9. The parties agree that they will keep the terms of this Agreement confidential and that they will not hereafter disclose any information concerning this Agreement to anyone, provided that either party may make such disclosures as (a) are required by law, and explicitly recognizing the obligation to disclose this Agreement via a public filing with the SEC; (b) reasonably necessary to enforce the terms of this Agreement, and (c) to their respective attorneys, accountants and financial advisors.
     10. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that the Separation Agreement as amended by this Agreement cannot be performed in accordance with the intent of the parties in the absence thereof.
     11. The parties agree that the common law principle of construing ambiguities against the drafter shall have no application to this Agreement.
     12. This Agreement represents the parties’ full understanding and agreement with respect to the subject matter of this Agreement, and supersedes and replaces any prior agreements by the parties, whether verbal or written, with respect to the subject matter of this Agreement.
     13. This Agreement may be executed in counterparts. Facsimile signatures and facsimile and photocopy reproductions of this Agreement shall be deemed as originals.

/s/ Peter M. van Stolk		April 3, 2009

Peter M. van Stolk		DATE

JONES SODA CO.

By	/s/ Stephen C. Jones	April 3, 2009

Its	Chief Executive Officer	DATE

Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 3, 2009
Jones Soda Co.

(Exact name of registrant as specified in its charter)

Washington	0-28820	91-1696175

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

234 Ninth Avenue N., Seattle, Washington	98109

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 206-624-3357
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 3, 2009, Peter van Stolk resigned from the Board of Directors of Jones Soda Co. (the “Company”). In his resignation letter to the Board of Directors (a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K), Mr. van Stolk stated that he was concerned with the direction of the Company and believed it was time for him to pursue other interests.
In connection with his resignation, the Company and Mr. van Stolk entered into a settlement agreement and release (the “Settlement Agreement”) that settles certain obligations under the Separation Agreement and Release that was entered into between the Company and Mr. van Stolk on February 13, 2008 (the “Separation Agreement”). Under the Settlement Agreement, (1) Mr. van Stolk agreed to reduce his severance payments under the Separation Agreement by approximately $100,000 (to an aggregate of approximately $350,000) and the Company agreed to pay the remaining unpaid severance amount of $150,000 to Mr. van Stolk in a single lump sum payment, and (2) the Company agreed to terminate, effective immediately, Mr. van Stolk’s noncompetition and nondisparagement obligations under the Separation Agreement and the provisions in that agreement limiting Mr. van Stolk’s ability to discuss the Company’s business with certain third parties.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Peter van Stolk resignation letter, dated April 3, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.
April 8, 2009	By:	/s/ Stephen C. Jones
		Name:	Stephen C. Jones
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Peter van Stolk resignation letter

EX-99.1
April 3, 2009
To the Board of Directors:
It has been amazing opportunity to serve the shareholders of Jones Soda for more then 15 years. The company that I founded on innovation, passion, and determination has achieved many notable successes and overcome numerous seemingly-insurmountable challenges during this period. These challenges were overcome by the employee’s and stakeholders who cared about our company and our brand. They embodied the slogan “run with the little guy” It has been a privilege and a honor to work with such great people.
That being said I am concerned with current direction of the company, and believe that it is time for me to pursue other interests.
Therefore I tender my resignation effective immediately.
I would like to wish the best for the entire Jones Soda Co family and thank you all for your support from the start of this adventure.

Always,

/s/ Peter van Stolk

Peter van Stolk